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Exhibit (d)(4)







                          THE WILLIAMS COMPANIES, INC.

                               2002 INCENTIVE PLAN




         No one is allowed to give you information or tell you anything about the WMB Stock available under this Plan other than what is described in this booklet. If anyone gives you different information or tells you something other than what is in this booklet, you should not rely on that information because it was not authorized by The Williams Companies, Inc. Neither the material contained in this booklet nor any sale of WMB Stock to you will, under any circumstances, create any implication that there has been no change in the affairs of The Williams Companies, Inc. since the date of this booklet. This booklet does not constitute an offer to sell securities anywhere to any person if it would be unlawful to make an offer to sell securities to that person in that place.




  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                  THE DATE OF THIS PROSPECTUS IS MAY 27, 2003.
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         This booklet gives you information about The Williams Companies, Inc.
2002 Incentive Plan, and is subject to the latest version of the Plan as it may change from time to time.

INTRODUCTION.

         2002 Incentive Plan. The Williams Companies, Inc. 2002 Incentive Plan is a continuation of The Williams Companies, Inc. 1996 Stock Plan ("Plan"). The Williams Companies, Inc. 2002 Incentive Plan is referred to in this Prospectus as the "Plan." The Plan was approved by The Williams Companies, Inc. ("Company") stockholders on May 16, 2002, and it has been amended several times. Company stockholders approved an amendment authorizing an option exchange program on May 15, 2003.

         The Plan authorizes up to fourteen million (14,000,000) shares of the Company's common stock, par value $1.00 per share ("WMB Stock") (see "What Is Stock?" below) to be used for awards under the Plan. The Plan also permits any additional shares that become available (due to forfeiture, termination, use as exercise price or use as withholding payments) under The Williams Companies, Inc. Stock Plan for Nonofficer Employees, The Williams International Stock Plan and The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, plus up to 2,500,000 additional shares that become available under other Company plans to be used for awards under the Plan. Any shares cancelled pursuant to the option exchange program can also be used for awards under the Plan. Up to 25% of the total number of shares of WMB Stock deliverable under the Plan may be used for stock-based awards other than options. Shares that become available under the other plans may not be used for incentive stock options.

         The shares may be authorized but unissued shares or shares reacquired in the open market.

         The Plan provides for awards of options, restricted stock, dividend equivalents, performance units, performance shares, deferred stock, other stock-based awards and director stock awards.

         If an award expires or terminates for any reason without having been exercised, the shares of WMB Stock that were subject to the expired or terminated award can be used for other awards under the Plan.

         Principal Office and Telephone Number. The principal executive office of the Company is located at The Williams Companies, Inc. One Williams Center, Tulsa, Oklahoma, 74172; telephone: (918) 573-2000.

         Funding of the Plan. Benefits payable under the Plan are paid directly by the Company. The Company is not required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. It is intended to be an unfunded plan.

         Certain Legal Provisions Not Applicable. The Company believes that the Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974. The Plan is not qualified under Section 401(a) of the Internal Revenue Code (the "Internal Revenue Code" or the "Code").
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WHAT IS THE PURPOSE OF THE PLAN?

         The Plan has many purposes. It is intended to allow employees and officers of the Company or an affiliate who are chosen, to obtain or increase their stock in the Company, which is intended to strengthen their commitment to the success of the Company and to stimulate their efforts on behalf of the Company. Also, the Plan is intended to encourage stock ownership by non-employee directors, which in turn is intended to align their interests more closely with the interests of the Company's stockholders. The Plan is also intended to help attract new employees, to help retain existing employees, and to attract and retain highly qualified persons to serve as non-employee directors. Another purpose of the Plan is to give eligible employees the opportunity to earn annual cash bonuses based on the achievement of established performance goals .

         The Plan will continue until the Board terminates the Plan or until all the shares of stock have been used.

WHAT IS STOCK?

         Stock represents an ownership interest in a company. A share of stock represents ownership of a small piece of a company. The owner of stock is entitled to vote for directors of the company at annual stockholder meetings, and to vote on any other matters shareholders vote on at the meeting. Each share of stock has one vote. The owner of stock is also entitled to dividends on the stock if dividends are declared. While the owner of stock assumes the risk that the value of the stock will go down, he or she will also benefit from any increase in the value of the stock.

WHAT IS THE PLAN AND WHY SHOULD I BE INTERESTED?

         You may be eligible for an award under the Plan if you are selected. Non-employee directors, employees, officers and potential employees and officers of the Company and its affiliates are eligible for selection. (See below "Who Is Eligible To Participate in the Plan?"). These are the different types of awards:

         1. Stock Options. A stock option gives you the right to buy a specified number of shares of WMB Stock at a set price ("option price") during the "term" of the option, which is a fixed period starting on the date the option is granted ("grant date"). The option price of an option is usually the fair market value of the WMB Stock on the grant date. (See "What Type of Awards May I be Granted: Stock Options). An option gives you the opportunity to benefit from possible increases in the value of WMB Stock during the term of the option, with no payment required until you decide to pay the option price and purchase the shares.

         2. Deferred Stock. A deferred stock award gives you the right to receive WMB Stock at the end of a specified deferral period. (See "What Type of Awards May I be Granted: Deferred Stock").

         3. Restricted Stock. Restricted stock is WMB Stock either awarded or sold to you, which you will forfeit if you do not satisfy the vesting conditions. (See "Description of Awards: Restricted Stock").

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         4. Performance Units. A performance unit is the right to earn cash or a dollar value of WMB Stock over a period of time by achieving predetermined performance objectives. (See "What Type of Awards May I be Granted: Performance Units").

         5. Performance Shares. A performance share is the right to receive a certain number of shares of WMB Stock by achieving predetermined performance objectives. (See "What Type of Awards May I be Granted:
         Performance Shares").

         6. Other Stock-Based Awards. The Committee that administers the Plan (see "Who Administers the Plan") may grant other awards payable in WMB Stock or cash, valued based on the value or change in value of WMB Stock. These other awards may be paid as a bonus or for achieving specified performance criteria. (See "What Type of Awards May I be
         Granted: Other Stock-Based Awards").

         7. Dividend Equivalents. A dividend equivalent is the right to receive cash, WMB Stock or other property equal to the value of dividends paid on a specific number of shares of WMB Stock. (See "What Type of Awards May I be Granted: Dividend Equivalents").

         8. Director Stock Awards. Non-employee directors are entitled to stock options and shares of WMB Stock based on fixed formulas under the Plan. (See "What Type of Awards May I be Granted: Director WMB Stock Awards"). A non-employee director may also elect to receive director fees as deferred shares.

         No fractional shares of WMB Stock will be awarded under the Plan.

         If you are granted an award under the Plan, you will receive an agreement containing the main terms of your award, such as the number of shares of WMB Stock the award is based on, the option price per share of an option, when you may exercise the award, when an award expires, any performance goals or other restrictions that must be met and any vesting schedule that applies. These terms will be set by the Committee that administers the Plan. (See "Who Administers the Plan?")

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         The Committee will decide whether and to whom awards will be made. All employees, officers, potential employees, and potential officers of the Company and its affiliates are eligible to receive awards; but only non-employee directors are eligible to receive director stock grants and director options (and director stock grants and director options are the only type of award non-employee directors are eligible to receive). An "affiliate" of the Company is any person (including a business venture or division) that controls, or is controlled by or is under common control with the Company. Awards may vary from person to person and from award to award. Non-employee directors should refer to the section below "What Type of Awards May I be Granted: Director Options and Directors Stock Grants".

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CAN I SELL OR TRANSFER MY AWARDS TO SOMEONE ELSE?

         If you die before exercising your award, the award will automatically be exercisable by the beneficiary you have designated on your beneficiary designation form. If you do not have a completed beneficiary designation form on file with the Company, the award will automatically be transferred under your will. If you do not have a valid will, your award will automatically be transferred under the laws that apply when some one dies without a will. Otherwise, you cannot sell or transfer any award before it is exercised, unless your award agreement specifically permits you to make lifetime transfers in limited circumstances for estate planning purposes.

IS AN AWARD A GUARANTEE OF EMPLOYMENT?

         Receipt of an award does not mean you have any right to remain employed (or remain a director). Awards do not in any way create an obligation on the part of the Company to retain you as an employee or non-employee director. The Company and all affiliates reserve the same rights to terminate your employment or service as a director as existed before the establishment of the Plan or the grant of any award under the Plan.

DOES AN AWARD GIVE ME STOCKHOLDER RIGHTS?

         Holding an award does not give you any rights as a stockholder of the Company unless and until the award vests (and, if necessary, you exercise the award) and the Company registers stock in your name. The only exception is Restricted Shares, which will confer stockholder rights on you if the Committee permits it.

HOW WOULD MY AWARD BE AFFECTED BY A WMB STOCK SPLIT, MERGER OR REORGANIZATION?

         If a significant corporate transaction or event affects the WMB Stock, the Committee will make whatever change it finds to be equitable and appropriate in your award (for example, an adjustment in the number of shares, the kind of securities your award is based on or the option price) in order to prevent dilution or enlargement of your rights under the award. Examples of the types of transactions that could trigger this kind of adjustment are a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination.

HOW WOULD MY AWARD BE AFFECTED BY CHANGE IN CONTROL OF THE COMPANY?

         Your awards will become fully vested if your employment is terminated under certain circumstances within two years after a change in control of the Company. In that case you may also exercise your non-qualified options up to 18 months after your termination (but never after they would have expired if you had not terminated). However, any time before a change in control and without your consent, the Board of Directors of the Company may change or eliminate these special rules concerning a change in control.

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WHAT CIRCUMSTANCES QUALIFY ME FOR SPECIAL CHANGE IN CONTROL BENEFITS?

         You will be eligible for the special vesting and longer exercise period after a change in control if your employment is terminated by the Company without "Cause" within 2 years after a change in control of the Company.

         "Cause" generally means one or more of the following if it occurs after a change in control, unless you have an individual agreement that provides otherwise: (1) your willful failure to perform your duties,
         (2) your willful or reckless misconduct which has an adverse effect on the Company or affiliate, (3) your willful violation or disregard of the code of business conduct or other Company or affiliate policy, (4) your conviction (or plea of nolo contendere) of a crime involving fraud, embezzlement, theft or felony involving moral turpitude or a crime which causes material harm to the Company or affiliate, or (5) your habitual or gross neglect of your duties.

         You will also be eligible for the special vesting and longer exercise period if you terminate your employment for "Good Reason" within 2 years after the change in control, unless after the change in control the Company's directors continue to make up a majority of the board of directors and the Company's chief executive officer remains in place.

         "Good Reason" generally means any of the following after an applicable change in control unless you have an individual agreement that provides otherwise: (1) a material adverse reduction in your duties, (2) a significant reduction in your authority, (3) reduction in your base salary, (4) a material reduction in your aggregate compensation or benefits, unless the reduction is part of an overall policy applicable to you and your peers, or (5) requiring you to move to an office more than 50 miles away.

WHAT IS A CHANGE IN CONTROL?

         A "change in control" of the Company would occur if

                  (1) someone other than an affiliate of the Company obtains 20% or more of the stock of the Company;

                  (2) there is a merger, reorganization or consolidation that results in a 35% or more change in ownership of the Company;

                  (3) the members of the Board of the Company as of the date of your award (or those voted for by 2/3 of such members) no longer make up a majority of the Board;

                  (4) the Company's stockholders approve a liquidation or dissolution of the Company; or

                  (5) the Company's stockholders approve a sale or other disposition of all or substantially all of the assets of the Company that results in a more than 50% change in ownership of the Company's assets.

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WHAT TYPE OF AWARDS MAY I BE GRANTED?

         You may be granted one or more of the following awards under the Plan: stock options, deferred stock, restricted stock, performance units, performance shares, other stock-based awards, dividend equivalents or director stock awards.

         OPTIONS.

                  What is an Option?

         A stock option gives you the right to buy a specified number of shares of WMB Stock at the option price during the "term" of the option, which is a fixed period starting on the date the grant date. The option price of an option is usually the fair market value of the WMB Stock on the grant date. An option gives you the opportunity to benefit from possible increases in the value of WMB Stock during the term of the option, with no payment required until you decide to pay the option price and purchase the shares.

                  What Is The Option Price?

         The "option price" of an option is the amount you must pay for each share of the WMB Stock that you purchase by exercising your option. Your option agreement will state the option price of your option. It will be at least equal to the closing price for a share of WMB Stock on the New York Stock Exchange on the grant date (or, if WMB Stock did not trade on that date, the closing price on the nearest prior date the stock was traded.) This is called "fair market value." The Committee generally does not have the discretion to adjust your option, except in cases of extraordinary corporate transactions or events in order to prevent dilution or enlargement of your benefits.

                  When Can I Exercise An Option?

         Your option will have a "term" which will normally expire 10 years after the grant date. Your option agreement will say what the term is and whether the option is subject to a vesting schedule. The agreement will also include any limits on how long after termination of employment you may exercise your option and any conditions on your exercise of your option. All options that are not exercised within the times stated in the option agreement will expire.

                  How Do I Exercise An Option?

         You may exercise an option through an arrangement set up by the Company with a broker that allows the broker to immediately sell enough shares to pay the option price (and, if applicable, the required tax withholding) and requires the broker to deliver the option price (and, if applicable, the required tax withholding) to the Company. Also, you may give written notice, saying how many of your option shares you are exercising. You must include full payment of the option price with the notice. You must also cover required tax withholding at that time. You send the notice to The Williams Companies, Inc. Human Resources Department, One Williams Center, Tulsa, Oklahoma 74172. If you use this method, you may pay the option price in either of the following ways:

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         -        cash, check or wire transfer;

         - shares of WMB Stock (or restricted WMB Stock) you have owned for at least six months or that you bought on the open market, with a fair market value on the date the option is exercised equal to the option price

         You may also use any combination of the methods of option price payment listed above.

                  Can I Exercise My Options If I No Longer Work for the Company?

         Upon your termination of employment, different provisions will apply based on the cause of termination and the vesting status of your award. You should review your award agreement to determine what specific provisions apply. Generally, if options are unvested at the time of termination, they will be forfeited. Generally, if options are vested at the time of termination, you will have 30 days to six months to exercise. Special exercise periods or vesting conditions may apply if the termination is the result of death, disability, retirement or change in control. The award agreement details termination provisions in special cases.

                  What is an Incentive Stock Option?

         An "incentive stock option" has special tax treatment if you qualify by meeting the requirements. (See "What Is the Federal Income Tax Treatment of Awards Under the Plan: Incentive Stock Options"). A "non-qualified stock option" is any option that does not qualify for the special tax treatment for incentive stock options. If the Committee grants you an option, you will receive an option agreement which will tell you whether your option is an "incentive stock option" or a "non-qualified stock option."

                  What Special Requirements Apply to Incentive Stock Options?

         Only employees of the Company and its majority-owned subsidiaries are eligible to receive incentive stock options.

         The option price for each share of WMB Stock under incentive stock option must be at least the fair market value of a share of WMB Stock on the grant date.

         Incentive stock options must be exercised while you are employed or no more than three months after your termination (except in case of disability) in order to qualify for special tax treatment.

         Your incentive stock option may not become exercisable for more than $100,000 worth of WMB Stock (measured as of the grant date of your incentive stock option) in any year. If the vesting schedule would result in more than $100,000 worth becoming exercisable in one year, the excess will be carried over to future years so that the limit is not exceeded. However, if more than $100,000 worth of WMB Stock becomes exercisable under your incentive stock options in a year (for example, if vesting is accelerated) the excess will not qualify as an incentive stock option and would become a nonqualified stock option.

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         You must hold the WMB Stock you buy under an incentive stock option for a certain time in order to receive the favorable tax treatment. (See "What Is
The Federal Income Tax Treatment of Awards Under the Plan: Incentive Stock Options").

         DEFERRED STOCK.

                      What is a Deferred Stock Award?

         If you receive a deferred stock award, you will be entitled to receive WMB Stock at a later date (such as age 65 or termination of employment), which will be stated in the award agreement. Unlike restricted stock, the WMB Stock under a deferred stock award is not transferred to you until the award becomes payable. The award may also be subject to vesting conditions.

             Will I Receive Dividends Under my Deferred Stock Award?

         You may be eligible to receive dividend equivalents or to have dividend equivalents added to your deferred stock. Your award agreement will tell you whether this is the case.

         You will have no right to vote your deferred stock until it is delivered to you.

                  RESTRICTED STOCK.

                      What is Restricted Stock?

         Restricted stock is WMB Stock awarded to you which you will forfeit if you do not satisfy the vesting conditions. If the Shares are previously unissued, you must pay at least par value for the WMB Stock awarded to you. You will be notified if you must pay this price. Your award agreement will state the vesting conditions, which may be based on continued employment for a specific period of time, on attainment of performance goals or a combination of the two. You cannot transfer your restricted stock until it becomes vested. You will forfeit your restricted stock if the vesting requirements are not met. The Company will keep any stock certificates for your restricted stock awards until the shares vest.

                  Will I Receive Dividends on Restricted Stock?

         Normally you will have the right to receive dividends on the restricted stock, and you will also have the right to vote your restricted stock. If that is not the case, your award agreement will say so. Your award agreement will also say whether the dividends on your restricted stock will be paid directly to you on the dividend payment date or will be paid on a deferred basis, whether the dividends are subject to forfeiture if you forfeit your restricted stock and whether the dividends will be paid in cash or shares of unrestricted WMB Stock or in some other form.

                      What Happens to My Restricted Stock if My Employment Terminates?

         Except in certain cases provided in your award agreement, if you terminate employment before your restricted stock vests, you will forfeit your restricted stock. Your award agreement will say whether you also forfeit any accrued but unpaid dividends or dividend equivalents.

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                  PERFORMANCE UNITS.

                      What is a Performance Unit?

         A performance unit is the right to earn cash or a dollar value of WMB Stock over a period of time by meeting specific performance targets or goals. For example, your annual bonus may be paid under the Plan as a performance unit award.

         The value of your units will be set at the beginning of the period over which the units are earned. For example, a performance unit could be a percentage of base salary or a set dollar amount.

                  What Conditions Apply to Performance Units?

         Your award agreement will say what performance targets and goals must be achieved in order for you to earn your performance units. The performance targets and goals may be tied to the performance of the Company, an affiliate, the fair market value of the WMB Stock, or your own performance. The performance targets and goals may also be tied to productivity, long-term growth objectives, and financial goals. Performance units will be subject to the requirements for the performance-based goals described below in "Special Rules Applicable to "Insiders"".

         You will forfeit some or all of your performance units if the applicable performance targets and goals are not met.

                  PERFORMANCE SHARES.

                      What is a Performance Share?

         A performance share is the right to earn a certain number of shares of WMB Stock by achieving specific performance targets and goals. The level of goal achievement will determine how many performance shares you earn.

         The maximum number of shares which you may earn will be set at the beginning of the period over which the performance shares are earned.

                      What Conditions Apply to My Performance Shares?

         Your award agreement will say what performance targets and goals must be achieved in order for your performance shares to vest. The performance targets and goals may be tied to the performance of the Company, an affiliate, the fair market value of the WMB Stock, or your own performance. The performance targets and goals may also be tied to productivity, long-term growth objectives, and financial goals. Performance shares will be subject to the requirements for the performance-based goals described below in "Special Rules Applicable to "Insiders"".

         You will forfeit some or all of your performance shares if the applicable performance targets and goals are not met.

                      Will I Get Dividends on WMB Stock Under a Performance Share Award?

         You will not receive dividends on performance shares until the WMB Stock is delivered to you once you achieve the performance targets and goals. However, you may be eligible to have dividend equivalents added to the performance shares you receive on meeting performance goals. Your award agreement will tell you whether this is the case.

                  OTHER STOCK-BASED AWARDS.

                      What is an Other Stock Based Award?

         An "other stock based award" is an award either paid in WMB Stock or an award where the value is measured with reference to WMB Stock. Stock-based awards may take any form the Committee chooses, including a bonus award of WMB Stock. If you receive a stock based award, you will be entitled to either (1) payment of an award in WMB Stock or (2) the right to purchase WMB Stock. Vesting requirements may be imposed, which may include continued employment or achievement of specific performance target and goals.

                      What Conditions Apply to My Other Stock-Based Awards?

         Your award agreement will say what performance targets and goals, if any, must be achieved in order for you to earn your stock-based award. As with other awards, performance targets and goals may be tied to the performance of the Company, an affiliate, the fair market value of the WMB Stock, or your own performance. Performance targets and goals may also be tied to productivity, long-term growth objectives, and financial goals. If the terms of the award require it, you will forfeit some or all of your stock-based awards if the applicable performance targets and goals (or other vesting conditions) are not met.

                  DIVIDEND EQUIVALENTS.

                      What are Dividend Equivalents?

         A dividend equivalent is the right to the value of dividends paid on a specified number of shares of WMB Stock. Your award agreement will say whether you are entitled to dividend equivalents and if so, whether the dividend equivalents will be paid in cash, WMB Stock or some other form. Dividend equivalents may be granted alone or in tandem with another award under the Plan. The Committee will determine when the dividend equivalents will be paid or forfeited.

                  DIRECTOR STOCK AWARDS.

                      What are the Different Types of Director Stock Awards?

         There are two types of director stock awards: director options and director stock grants. Both types of awards are granted automatically to each non-employee director of the Company. No one else will receive a director stock award.

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                  DIRECTOR STOCK OPTIONS AND DIRECTOR STOCK GRANTS.

                           When Will I Receive A Director Option?

       If you are a non-employee member of the Board of Directors, you will automatically be granted a director option as of the date of the 2004 annual stockholder meeting and each regularly scheduled stockholder meeting after that. The option will be for 6,000 shares of WMB Stock, and may be broken into installments over the year rather than being granted entirely at the time of the annual stockholder meeting. If you are initially elected or appointed to serve as a non-employee director after the annual stockholder meeting and prior to August 1 of any year, you will receive the full director option as of December
15. If you are initially elected or appointed to serve as a non-employee director between August 1 and December 15, you will receive a prorata director option for that year on December 15. Otherwise you will not receive a director option until the next annual stockholder meeting.

                           When Will My Option Become Exercisable?

       Your director option will be fully vested and exercisable immediately upon grant.

                           When Will My Option Expire?

       The term of your director option will generally expire the earlier of (a) the tenth anniversary of the grant date or (b) the fifth anniversary of the date you no longer serve as a director of the Company.

                           What Is The Option Price of the Director Option?

       Your director option agreement will state the option price of your director option. It will be the closing price for a share of WMB Stock on the New York Stock Exchange on the grant date (or, if WMB Stock did not trade on that date, the closing price on the nearest prior date the stock was traded.) This is called "fair market value."

                           What do I Need to Do to Receive a Director Option?

       As part of the grant of a director option, you will be requested to sign and return a copy of an option agreement. You should carefully review your copy of the option agreement before signing it. Once you do sign the option agreement, you should keep a copy in a safe place.

                           How Do I Exercise My Director Option?

       You may exercise a director option through an arrangement set up by the Company with a broker that allows the broker to immediately sell enough shares to pay the option price (and, if applicable, the required tax withholding) and requires the broker to deliver the option price (and, if applicable, the required tax withholding) to the Company.

         Also, you may give written notice of your election to the Human Resources Department of the Company. The notice must specify the number of shares of WMB Stock you are electing to purchase and must be accompanied by payment for the shares. If you use this method, you may pay the option price in either of the following ways:

         -        cash, check or wire transfer;

         - shares of WMB Stock (or restricted WMB Stock) you have owned for at least six months or that you bought on the open market, with a fair market value on the date the option is exercised equal to the option price;

         You may also use any combination of the methods of option price payment listed above.

                           When I Exercise My Option, Can I Defer Receipt of the WMB Stock?

         Yes, you may elect to defer receipt of your WMB Stock by filing an election with the Human Resources Department of the Company. The Committee will establish rules as to the timing of the election. (As described below under "Can I Defer Receipt of My Director Stock Awards and My Cash Director Fees?").

                           When Will I Receive Director Stock?

       If you are a non-employee member of the Board of Directors, you will automatically be granted director stock under the Plan. Generally, you will be granted shares of WMB Stock valued at $20,000 (at the close of business on the date of the annual stockholder meeting) on each regularly scheduled annual meeting of the Company's stockholders. If you are initially elected or appointed to serve as a non-employee director on or after the annual stockholder meeting and prior to December 15, you will receive a prorata grant of director stock on December 15. If you are initially elected or appointed to serve as a non-employee director between August 1 and December 15, based on your length of service as a non-employee director in your initial calendar year as a non-employee director. Otherwise you will not receive a grant of director stock until the next annual stockholder meeting.

                           When Will My Director Stock Become Vested?

       Your director stock will be fully vested immediately upon grant.

                           Can I Get Deferred Stock Instead of Director Stock?

                  Yes, if you make an election with the Human Resources Department of the Company to defer receipt of your Director Stock. The Committee will establish rules as to the timing of the election.

                  DIRECTOR DEFERRAL ELECTIONS.

                           Can I Get WMB Stock In Lieu of My Cash Director Fees?

         Yes, you may make an election with the Human Resources Department of the Company to receive your director fees in shares of WMB Stock rather than in cash. Your election must be made before the fees would have been payable in cash. Your election will be irrevocable once the date the fees would otherwise have been paid has passed. The Committee may set other rules requiring earlier elections.

                           Can I Defer Receipt of My Director Stock Awards and My Cash Director Fees?

         Yes. As a non-employee director, you may defer receipt of the WMB Stock you would receive on exercise of your director option or as a grant of director stock. You may also defer payment of your director fees. Dividend equivalents that would have been paid on deferred WMB Stock may also be deferred or you may elect to have them paid in cash at the same time as dividends are paid on other WMB Stock.

         If you elect to defer, you must file your election with the Human Resources Department of the Company as of the date established by the Committee. Your election will remain in effect as to all future fees or stock awards until such date as you change the election. Your election will be irrevocable as to past fees or stock awards as of the date the fees would otherwise have been paid in cash or the date the shares would have been delivered as director stock or on exercise of a director option. The election will be subject to such requirements as the Company determines. Your election must specify the number of shares or the amount of cash you wish to defer and must specify the date until which the amounts should be deferred.

WHEN CAN I SELL WMB STOCK I GET UNDER THE PLAN?


         Generally Freely Transferable. WMB Stock can be sold immediately without restrictions unless your award agreement imposes restrictions. Restricted stock cannot be sold unless and until it vests.

         Certain Exceptions. If you are an "affiliate" of the Company under the federal securities laws, (generally speaking, officers and directors of the Company) you may only sell WMB Stock if you comply with Rule 144. However, you will not be subject to the holding period requirement of Rule 144. Further, purchases and sales by directors and executive officers of the Company may, under certain circumstances, subject such persons to possible liability under the "short swing" trading provisions of Section 16(b) of the Securities Exchange Act of 1934.

         Compliance with Law. All awards and stock certificates may contain stock transfer orders and other restrictions under applicable federal or state securities laws or the rules of the New York Stock Exchange or another exchange.

WHAT IS THE FEDERAL INCOME TAX TREATMENT OF AWARDS UNDER THE PLAN?


         This summary of the income tax consequences of the Plan is based on the Internal Revenue Code of 1986 and regulations thereunder (jointly referred to as the "Internal Revenue Code") as in effect as of the date of this Prospectus. The summary does not cover any state or local income taxes or taxes in jurisdictions other than the United States. The law governing the tax aspects of stock award and incentive plans is technical, and so you should consult your tax adviser with respect to individual tax consequences before exercising any Award granted under the Plan.

         NON-QUALIFIED STOCK OPTIONS (INCLUDING DIRECTOR STOCK OPTIONS).

         General Rule. You will be taxed when you exercise your option (or director option), but not when it is granted or when it vests. When the fair market value of WMB Stock is greater than the option price and you choose to exercise, the difference will be taxable to you as ordinary income. Your "basis" in the WMB Stock will be the fair market value of the WMB Stock on the date of exercise. The difference between the fair market value of the WMB Stock at the time of sale and the tax basis in the WMB Stock will be taxed as a capital gain or loss. The holding period to determine whether the capital gain (or loss) is a long- or short-term capital gain (or loss) will begin running on the date you exercise the option.

         If You Use WMB Stock to Pay the Option Price. If you pay the option price with WMB Stock you already owned and you receive back a larger number of shares, you will have ordinary taxable income equal to the fair market value (on the exercise date) of the additional shares received (less any cash paid in addition to the shares). Upon a later sale of the WMB Stock, the number of shares used to pay the option price will have the same basis and holding period (for determining whether the capital gain (or loss) is long- or short-term) as the shares used. Your basis in any additional shares you received when you exercised the option will be the fair market value of those shares on the date of exercise. The difference between the fair market value of the WMB Stock at the time of sale and the tax basis in the WMB Stock will be taxed as a capital gain or loss. The holding period for those shares (for determining whether the capital gain (or loss) is long-term or short-term) will begin at the date of exercise.

         The Company. The Company is entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income resulting from the exercise of a non-qualified stock option.

         INCENTIVE STOCK OPTIONS.

         General Rule. You will not be taxed when your incentive stock option is granted, vests, or is exercised. However, you will be subject to the alternative minimum tax on the excess of the fair market value on the date of exercise over the option price. If you do not sell or otherwise transfer the shares until after the end of the ISO Holding Period, the difference between the sale price and the option price will be taxed as a long term capital gain (or loss). The lowest capital gain rate applies to WMB Stock sold that has been held for at least five years after exercise. However, if you sell or otherwise transfer the shares during the ISO Holding Period, you will have taxable ordinary income in that year equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the option price, or (2) the excess of the sale price of the shares over the option price. (If the sale price is less than the fair market value of the shares on the date of exercise, and if the sale is a sale to an unrelated third party, the ordinary income you are required to recognize will be not more than the difference between the sale price and the option price.) The ISO Holding Period is two years from the grant date of the incentive stock option or one year from the date of exercise, whichever ends later.

         If You Use WMB Stock to Pay the Option Price. If you pay the option price for an incentive stock option with WMB Stock you already owned and you receive back a larger number of shares, a number of shares equal to the number used to pay the option price will have a tax basis equal to that of the shares originally tendered. The additional newly-acquired shares will have a tax basis of zero. The ISO Holding Period for the newly acquired shares will begin on the exercise date. Tax on disposition will be as described above. If you use shares you obtained on exercise of an incentive stock option before the end of the ISO Holding Period for those shares, you will be taxed on those shares as though you had sold those shares at that time.

         Notice to the Company. If you sell or transfer WMB Stock you received on exercise of an incentive stock option before the end of the ISO Holding Period, you may be required to provide written notice to the Company that you have done so.

         The Company. The Company is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of WMB Stock acquired upon exercise of an incentive stock option, if the grantee holds the shares until the end of the ISO Holding Period. If the grantee transfers the WMB Stock before the end of the ISO Holding Period, the Company will be able to take a tax deduction in the year of transfer in the amount of ordinary income recognized by the grantee as the result of the transfer.

         DEFERRED WMB STOCK.

         General Rule. You will not have taxable income on deferred shares until WMB Stock is transferred to you. At that time you will recognize ordinary income equal to the fair market value of the shares on that date (less the amount (if any) you paid for the WMB Shares). You will also have ordinary compensation income equal to the value of dividends or dividend equivalents paid to you on deferred shares before WMB Shares are delivered to you.

         The Company. The Company is entitled to a tax deduction in the same amount and in the same year in which you have ordinary income resulting from the shares being transferred to you.

         RESTRICTED WMB STOCK.

         General Rule. You will have ordinary taxable income equal to the fair market value of restricted stock when it vests. That value will be your basis. The difference between your basis and the amount you receive when you sell (or transfer) the shares will be long- or short-term capital gain (or loss), depending on how long you hold the shares after they vest.

         You may, however, if the Company permits it, make an election (a "Section 83(b) Election"), within 30 days after you are granted restricted stock, to be taxed as ordinary income on the fair market value of the restricted stock on the date of grant (less any amount you paid).

In that case, your basis will be the value of the shares on the date of grant, and the holding period (for determining whether subsequent gain (or loss) is long- or short-term capital gain (or loss)) will start on the date of grant. If you make a Section 83(b) Election, any nonrestricted dividends you receive on your restricted shares before they vest will be taxed as additional compensation income (not dividend income). If you make a Section 83(b) Election and you subsequently forfeit the restricted stock, you will not be entitled to deduct any amount previously included in income by reason of that election.

         The Company. The Company is entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income from your restricted shares.

         PERFORMANCE SHARES, PERFORMANCE UNITS AND OTHER WMB STOCK-BASED AWARDS.


         General Rule. You will not be taxed on a performance share, performance unit, or other stock-based Award until you receive WMB Stock, cash (or some other form of payment). At that time you will have ordinary income equal to the amount of the cash or the value of the WMB Stock (or other form of payment) you receive.

         The Company. The Company is entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income from your performance share, performance unit or other stock-based Award.

         DIVIDEND EQUIVALENTS.

         In General. Any dividend equivalents awarded with respect to Awards granted under the Plan and paid in cash or non-restricted stock will be taxable at ordinary income rates when paid.

         The Company. The Company is entitled to a tax deduction in the same amount and in the same year in which you recognize ordinary income resulting from the payment of dividend equivalents.

         DIRECTOR STOCK AWARDS.

         You will recognize ordinary income upon grant of director stock equal to the fair market value of the shares on the date that the WMB Stock is granted (less any amount you paid).

         If you make a deferral election with respect to any of your director stock awards or director fees (see "Can I Defer Receipt of My Director Stock Awards and My Cash Director Fees?"), you will also defer your recognition of ordinary income until you receive the WMB Stock or cash at the end of the deferral period.

         SPECIAL RULES APPLICABLE TO "INSIDERS."

         The Company's federal income tax deduction for compensation payable to its Chief Executive Officer and its other four highest paid executive officers named in the Company's proxy statement (the "Top Five Officers"), is limited, with some exceptions, to $1 million each in any year. The exceptions include taxable income received on exercise of an option if (i) the

Plan has been approved by stockholders; (ii) the Plan limits the number of shares as to which options may be granted in a specific period to any individual (the Plan has a two million share limit); (iii) the option price is no less than fair market value of the WMB Stock on the date of grant and no other amounts are paid to the grantee on exercise of the option; and (iv) the grant of the award is made by the Board's Compensation Committee. The Company expects to satisfy these requirements.

         In general, restricted stock, deferred shares (other than deferred shares from an option exercise), dividend equivalents, performance shares and performance units will count as compensation in the year paid for purposes of the $1 million limit unless (i) paid solely because of the attainment of performance goals; (ii) the Board's Compensation Committee sets the goals; (iii) the Company's stockholders approve of the terms and goals of the payment; (iv) the Compensation Committee certifies that the performance goals were met; and
(v) the amount paid to any one of the Top Five Officers does not exceed ten million dollars for any year.

         TAX WITHHOLDING.

         Any amount treated as compensation income to you is subject to applicable withholding of federal, state and local income taxes and Social Security taxes. (For incentive stock options, Social Security taxes may be due on exercise.) The Company may require that you pay (in cash or shares you have held at least six months or purchased on the open market) all required withholding taxes, or the Company may withhold the required amount from your compensation, other amounts due you, or from shares of WMB Stock due to you, or may require any combination of the foregoing. The Company does not withhold on income for non-employee directors.

         IF YOU WORK ABROAD.

         If you are employed by the Company or an affiliate, but you work outside the United States, you may be taxed in the foreign country where you work, in addition to the U.S. The tax consequences will be different depending upon the laws of each foreign country. Please consult your tax advisor with respect to your individual tax consequences in a foreign country.

CERTAIN INVESTMENT CONSIDERATIONS.

         The fair market value of the Company's WMB Stock has varied widely. The WMB Stock that you acquire under the Plan may decrease or increase in value.

         As described above the Committee may, under certain circumstances, restrict the transfer of WMB Stock.

WHO ADMINISTERS THE PLAN?

         The Plan is administered by a committee (referred to as the "Committee") whose membership depends upon your position at the Company. The Board is the Committee if you are a non-employee director. The Compensation Committee of the Board is the Committee if you are an executive officer, although the Compensation Committee may choose to act for other employees as well. Otherwise the CEO is the Committee. The Committee must follow the Plan, but otherwise has full power and discretion to select those persons to whom awards will be granted (other than director stock awards); to determine the amounts and terms of awards; to change and determine the terms of any award agreement; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards including, but not limited to, changing the option price of any award; to construe and interpret the Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the Plan; to make all determinations deemed necessary or advisable for administration of the Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the Plan and subject to certain exceptions, to amend, alter or discontinue the Plan or amend the terms of any award. All decisions made by the Committee under the Plan are final and binding on all persons, including the Company, its subsidiaries, and affiliates and the persons to whom awards are granted.

         No member of the Board or the Committee may be held liable personally for any action, determination or interpretation taken or made in good faith with respect to the Plan.

CAN THE PLAN BE MODIFIED?

         The Board may change or terminate the Plan at any time. However, any change that would materially adversely affect an award already made to you (other than an amendment to the change in control provisions) requires your consent. Under certain circumstances, an amendment to the Plan may require the approval of the Company's stockholders. Some tax advantages under the Internal Revenue Code will continue to be available only if the stockholders approve any increase in the total number of shares available under the Plan or any change to the to the employees eligible to be granted awards under the Plan.

HOW TO OBTAIN ADDITIONAL INFORMATION.

         To obtain additional information about the Plan or the Committee, please call the Human Resources Department, at 918-573-2000. You may also write to the Human Resources Department at The Williams Companies, Inc. One Williams Center, Tulsa, Oklahoma 74172.

DOCUMENTS INCORPORATED BY REFERENCE.

         (c) The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 2002;

                  2. The Company's Quarterly Report on Form l0-Q for the quarter ended March 31, 2003;

                  3. The Company's definitive proxy statement relating to our 2003 Annual Meeting of Stockholders dated March 28, 2003;

                  4. The Company's Current Reports on Form 8-K: (i) dated December 31, 2002 and filed on January 17, 2003; (ii) dated February 20, 2003 and filed on February 21, 2003; (iii) dated April 18, 2003 and filed on April 21, 2003; (iv) dated and filed on April 22, 2003, (v) dated May 16, 2003 and filed on May

                           23, 2003, and (vi) dated May 22, 2003 and filed on May 23, 2003, to the extent such Forms 8-K are deemed "filed" with and not "furnished" to the SEC; and

                  5. The description of the Registrant's common stock, par value $1.00 per share, and associated rights contained in Registrant's Registration Statement on Form S-3 filed on April 4, 2002., including any amendments or reports filed for the purpose of updating that description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after May 28, 2003 and prior to the filing of a post - effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         The Company will deliver without charge to each person to whom this Prospectus is delivered a copy of the Prospectus or the Company's latest Annual Report to WMB Stockholders, as applicable, and a copy of all reports, proxy statements and other communications distributed to the Company's stockholders generally following the delivery of this Prospectus, and will deliver without charge upon the written or oral request of such person, any or all of the information that is incorporated by reference in this Prospectus (other than exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). All of these documents are available to you without charge. You should direct your requests for documents to the Company as follows:

                  The Human Resources Department
                  The Williams Companies, Inc.
                  One Williams Center
                  Tulsa, Oklahoma 74172
                  (918) 573-2000